For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


          FIRST KEYSTONE CORPORATION ANNOUNCES INCREASE
                  IN FIRST QUARTER 2008 EARNINGS

Berwick, Pennsylvania - April 30, 2008 - First Keystone
Corporation (OTC BB: FKYS), parent company of First Keystone
National Bank, reported net income of $1,722,000 for the quarter ending March 31, 2008, or an increase of 20.1% over the first quarter of 2007.

Earnings per share were $.32, equal to the first quarter of 2007.
Cash dividends paid in the first quarter of 2008 were $.22 per share, equal to $.22 paid in the first quarter of 2007.

President J. Gerald Bazewicz reported, "We are very pleased with our financial results in the first quarter of 2008. The more normal sloping yield curve has contributed to revenue growth and the widening of our net-interest margin. The first quarter of 2008 also reflects the first full quarter of earnings from our Pocono Community Bank acquisition completed in November 2007. The successful conversion of Pocono Community Bank to First Keystone's core processing system was completed as of March 15, 2008. We look for future cost savings, improved efficiency, and addition non interest income as trust services and cash management products are introduced to Pocono Community Bank markets."

Total assets and deposits increased to $681,636,000 and $516,662,000 as of March 31, 2008, an increase of 30.1% and 31.6%
respectively over first quarter 2007. Loans, net of unearned income increased to $384,474,000, an increase of 52.3% over the first quarter of 2007.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 14 full service offices in Columbia (5), Luzerne (4), Montour (1), and Monroe (4) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc.,
800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning
& Scattergood, Inc., 800-883-8383.



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


Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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